October 2022

Pricing Supplement No. 6,777

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 28, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the index closing value of each of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM, which we refer to as the underlying indices, on any annual determination date is greater than or equal to its respective initial index value, for an early redemption payment that will increase over the term of the notes and that will correspond to a return of approximately 6.70% per annum, as described below. No further payments will be made on the notes once they have been redeemed, and investors will not participate in any appreciation of the underlying indices. At maturity, if the notes have not previously been redeemed and the final index value of each underlying index is greater than or equal to its respective initial index value, investors will receive the stated principal amount plus a fixed positive return, as set forth below. However, if the notes are not automatically redeemed prior to maturity and the final index value of any underlying index is less than its respective initial index value, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

These long-dated notes are for investors who are concerned about principal risk and who are willing to forgo current income and participation in any appreciation of the underlying indices in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying index closes at or above its respective initial index value on an annual determination date. Because all payments on the notes are based on the worst performing of the underlying indices, you will not receive a positive return on the notes unless each underlying index closes at or above its respective initial index value on an annual determination date or the final determination date. Investors will not participate in any appreciation of any underlying index. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$250,000
Pricing date:	October 28, 2022
Original issue date:	November 2, 2022 (3 business days after the pricing date)
Maturity date:	November 2, 2027
Interest:	None
Underlying indices:	NASDAQ-100® Index (the “NDX Index”), Russell 2000® Index (the “RTY Index”) and Dow Jones Industrial AverageSM (the “INDU Index”)
Early redemption:

If, on any annual determination date (other than the final determination date), the index closing value of each underlying index is greater than or equal to its respective initial index value, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 6.70% per annum for each annual determination), as follows:
1st determination date: $1,067.00 2nd determination date: $1,134.00 3rd determination date: $1,201.00 4th determination date: $1,268.00
No further payments will be made on the notes once they have been redeemed.
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,335.00

●If the final index value of any underlying index is less than its respective initial index value:

$1,000

Estimated value on the pricing date:	$941.70 per note. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per note	$1,000	$31.25	$968.75
Total	$250,000	$7,812.50	$242,187.50

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $31.25 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)See “Use of proceeds and hedging” on page 20.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2020 Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Terms continued from previous page:
Initial index value:

With respect to the NDX Index, 11,546.21, which is its index closing value on the pricing date

With respect to the RTY Index, 1,846.921, which is its index closing value on the pricing date

With respect to the INDU Index, 32,861.80, which is its index closing value on the pricing date

Final index value:	With respect to each underlying index, the respective index closing value on the final determination date
Determination dates:

1st determination date: October 31, 2023

2nd determination date: October 28, 2024

3rd determination date: October 28, 2025

4th determination date: October 28, 2026

Final determination date: October 28, 2027

The determination dates are subject to postponement for non-index business days and certain market disruption events.
Early redemption dates:	The third business day following the relevant determination date
CUSIP:	61774HUB2
ISIN:	US61774HUB22
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

October 2022 Page 2

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due November 2, 2027 Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM (the “notes”) provide investors:

◼the repayment of principal at maturity, subject to our credit risk

◼the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying index closes at or above its respective initial index value on an annual determination date

◼no exposure to any decline of any underlying index if the notes are held to maturity

At maturity, if the notes have not previously been redeemed and any underlying index has depreciated, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Interest:	None
Automatic early redemption annually:

If, on any annual determination date, the index closing value of each underlying index is greater than or equal to its respective initial index value, the notes will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

●1st determination date: October 31, 2023

●2nd determination date: October 28, 2024

●3rd determination date: October 28, 2025

●4th determination date: October 28, 2026

●Final determination date: October 28, 2027

Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 6.70% per annum for each annual determination), as follows:
●1st determination date: $1,067.00 ●2nd determination date: $1,134.00 ●3rd determination date: $1,201.00 ●4th determination date: $1,268.00
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,335.00

●If the final index value of any underlying index is less than its respective initial index value:

$1,000

October 2022 Page 3

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $941.70.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amounts, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

October 2022 Page 4

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Key Investment Rationale

Jump Notes with Auto-Callable Feature offer investors potential returns based on the performance of equities or equity indices and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk and who are willing to forgo current income and participation in any appreciation of the underlying indices in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying index closes at or above its respective initial index value on an annual determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

When each underlying index closes at or above its respective initial index value on any annual determination date, the notes will be automatically redeemed for the early redemption payment on the related early redemption date, corresponding to a return of approximately 6.70% per annum. Investors do not participate in any appreciation in any underlying index.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that at least one underlying index closes below its respective initial index value on any annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, each underlying index closes at or above its respective initial index value. At maturity, investors will receive a cash payment per security equal to at $1,335.00. Investors do not participate in any appreciation in any underlying index.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that at least one underlying index closes below its respective initial index value on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, at least one underlying index closes below its respective initial index value. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

October 2022 Page 5

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the index closing value of each underlying index on each annual determination date, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the index closing value of each underlying index on the final determination date. The actual initial index values are set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the NDX Index, 10,000 With respect to the RTY Index, 2,000 With respect to the INDU Index, 30,000
Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 6.70% per annum) for each annual determination date, as follows:
1st determination date: $1,067.00 2nd determination date: $1,134.00 3rd determination date: $1,201.00 4th determination date: $1,268.00
No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,335.00

●If the final index value of any underlying index is less than its respective initial index value:

$1,000

Automatic Call:

Example 1 — the notes are redeemed following the second determination date (which occurs in October 2024)

Date	NDX Index Closing Value	RTY Index Closing Value	INDU Index Closing Value	Payment (per note)
1st Determination Date	7,000 (below its initial index value)	1,550 (below its initial index value)	28,200 (below its initial index value)	--
2nd Determination Date	10,400 (at or above its initial index value)	2,250 (at or above its initial index value)	34,050 (at or above its initial index value)	$1,134.00

In this example, the index closing value of each underlying index on the first determination date is below its respective initial index value, and the index closing value of each underlying index on the second determination date is at or above its respective initial index value. Therefore, the notes are automatically redeemed on the related early redemption date. Investors will receive $1,134.00 per note on the early redemption date, corresponding to an annual return of approximately 6.70%. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation in any underlying index.

October 2022 Page 6

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Payment at Maturity

In the following examples, one or more of the underlying indices close below their respective initial index value(s) on each annual determination date, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

	NDX Index Closing Value	RTY Index Closing Value	INDU Index Closing Value	Payment at Maturity (per note)
Example 1:	11,000 (above its initial index value)	2,800 (above its initial index value)	36,000 (above its initial index value)	$1,335.00
Example 2:	12,500 (above its initial index value)	800 (below its initial index value)	42,000 (above its initial index value)	$1,000
Example 3:	7,500 (below its initial index value)	1,000 (below its initial index value)	20,000 (below its initial index value)	$1,000

In example 1, the final index value of each underlying index is at or above its respective initial index value on the final determination date. The NDX Index has appreciated by 10% from its initial index value to its final index value, the RTY Index has appreciated by 40% from its initial index value to its final index value, and the INDU Index has appreciated by 20% from its initial index value to its final index value. Therefore, investors receive at maturity a fixed positive return. Investors do not participate in any appreciation in any underlying index.

In example 2, the final index values of two of the underlying indices are at or above their respective initial index values, but the final index value of the other underlying index is below its initial index value. The NDX Index has increased by 25% from its initial index value to its final index value, the RTY Index has declined by 60% from its initial index value to its final index value and the INDU Index has increased by 40% from its initial index value to its final index value. Investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

In example 3, the index closing value of each underlying index is below its respective initial index value, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

October 2022 Page 7

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the final index value of each underlying index is not at or above its initial index value, you will receive only the stated principal amount of $1,000 for each note you hold at maturity, without any positive return on your investment. The notes do not pay any interest, and have been designed for investors who are willing to forgo market floating interest rates and participation in any appreciation of the underlying indices in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if each underlying index closes at or above its initial index value on an annual determination date or the final determination date.

◼The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the notes is limited to the fixed early redemption payment specified for each determination date if each underlying index closes at or above its respective initial index value on any annual determination date, or to the fixed upside payment at maturity if the notes have not been redeemed and the final index value of each underlying index is at or above its initial index value. In all cases, you will not participate in any appreciation of any underlying index, which could be significant.

◼The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying indices at any time, the volatility (frequency and magnitude of changes in value) of the underlying indices, dividend rate on the stocks underlying the underlying indices, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying indices or equities markets generally and which may affect the final index values of the underlying indices and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the underlying indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “NASDAQ-100® Index Overview” and “Russell 2000® Index Overview” and “Dow Jones Industrial AverageSM Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

October 2022 Page 8

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the notes will not participate in any appreciation of any underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other right with respect to stocks that constitute any underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.

October 2022 Page 9

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values, whether the notes will be redeemed on the early redemption date and the final index values, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the applicable early redemption payment (depending also on the performance of the other underlying indices), and the value at or above which such underlying index must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing value of any underlying index on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying indices).

Risks Relating to the Underlying Indices

◼You are exposed to the price risk of each underlying index. Your return on the notes is not linked to a basket consisting of each underlying index. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. To receive the early redemption payment, each underlying index must close at or above its respective initial index value on the applicable determination date. In addition, if the notes have not been redeemed and at least one

October 2022 Page 10

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

underlying index closes below its respective initial index value on the final determination date, you will receive only the stated principal amount of your investment, without any positive return on the notes. Accordingly, your investment is subject to the price risk of each underlying index.

◼The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

◼Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on a determination date, the index closing value on the determination date will be an amount based on the values of the stocks underlying such discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of such underlying index.

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NASDAQ-100® Index Overview

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on October 28, 2022:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	11,546.21
52 Weeks Ago:	15,778.16
52 Week High (on 11/19/2021):	16,573.34
52 Week Low (on 10/14/2022):	10,692.06

The following graph sets forth the historical daily closing values of the NDX Index for the period from January 1, 2017 through October 28, 2022. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the NDX Index for each quarter in the same period. The index closing value of the NDX Index on October 28, 2022 was 11,546.21. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the NDX Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the NDX Index at any time, including on the determination dates.

NASDAQ-100® Index Daily Index Closing Values January 1, 2017 to October 28, 2022

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NASDAQ-100® Index	High	Low	Period End
2017
First Quarter	5,439.74	4,911.33	5,436.23
Second Quarter	5,885.30	5,353.59	5,646.92
Third Quarter	6,004.38	5,596.96	5,979.30
Fourth Quarter	6,513.27	5,981.92	6,396.42
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter (through October 28, 2022)	11,669.99	10,692.06	11,546.21

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. See “NASDAQ-100 Index®” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on October 28, 2022:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,846.921
52 Weeks Ago:	2,297.979
52 Week High (on 11/8/2021):	2,442.742
52 Week Low (on 6/16/2022):	1,649.836

The following graph sets forth the historical daily closing values of the RTY Index for the period from January 1, 2017 through October 28, 2022. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The index closing value of the RTY Index on October 28, 2022 was 1,846.921. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the RTY Index at any time, including on the determination dates.

Russell 2000® Index Daily Index Closing Values January 1, 2017 to October 28, 2022

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Russell 2000® Index	High	Low	Period End
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter	1,548.926	1,464.095	1,535.511
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter	1,706.985	1,492.531	1,643.069
Third Quarter	1,740.753	1,653.132	1,696.571
Fourth Quarter	1,672.992	1,266.925	1,348.559
2019
First Quarter	1,590.062	1,330.831	1,539.739
Second Quarter	1,614.976	1,465.487	1,566.572
Third Quarter	1,585.599	1,456.039	1,523.373
Fourth Quarter	1,678.010	1,472.598	1,668.469
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter (through October 28, 2022)	1,846.921	1,682.403	1,846.921

The “Russell 2000® Index” is a trademark of FTSE Russell. See “Russell 2000® Index” in the accompanying index supplement.

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Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on October 28, 2022:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	32,861.80
52 Weeks Ago:	35,730.48
52 Week High (on 1/4/2022):	36,799.65
52 Week Low (on 9/30/2022):	28,725.51

The following graph sets forth the historical daily closing values of the INDU Index for the period from January 1, 2017 through October 28, 2022. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the same period. The index closing value of the INDU Index on October 28, 2022 was 32,861.80. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical index closing values of the INDU Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the INDU Index at any time, including on the determination dates.

INDU Index Daily Index Closing Values January 1, 2017 to October 28, 2022

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Dow Jones Industrial AverageSM	High	Low	Period End
2017
First Quarter	21,115.55	19,732.40	20,663.22
Second Quarter	21,528.99	20,404.49	21,349.63
Third Quarter	22,412.59	21,320.04	22,405.09
Fourth Quarter	24,837.51	22,557.60	24,719.22
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter	30,606.48	26,501.60	30,606.48
2021
First Quarter	33,171.37	29,982.62	32,981.55
Second Quarter	34,777.76	33,153.21	34,502.51
Third Quarter	35,625.40	33,843.92	33,843.92
Fourth Quarter	36,488.63	34,002.92	36,338.30
2022
First Quarter	36,799.65	32,632.64	34,678.35
Second Quarter	35,160.79	29,888.78	30,775.43
Third Quarter	34,152.01	28,725.51	28,725.51
Fourth Quarter (through October 28, 2022)	32,861.80	29,202.88	32,861.80

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

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Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying index publisher:

With respect to the NDX Index, Nasdaq, Inc., or any successor thereof

With respect to the RTY Index, FTSE Russell, or any successor thereof

With respect to the INDU Index, S&P Dow Jones Indices LLC or any successor thereof

Index closing value:

With respect to each of the NDX Index and the INDU Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the official closing value of such underlying index, or any successor index, published at the regular official weekday close of trading on such index business day by the underlying index publisher for such underlying index. In certain circumstances, the index closing value for the NDX Index or the INDU Index will be based on the alternate calculation of such underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement.

With respect to the RTY Index, the index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the RTY Index, or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the RTY Index will be based on the alternate calculation of the RTY Index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the RTY Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the RTY Index published by the underlying index publisher for the RTY Index.

Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Postponement of maturity date and early redemption dates:

If any determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the scheduled relevant early redemption date or maturity date, as applicable, the relevant early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to the early redemption payment or the payment at maturity made on such postponed date.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final index value.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first

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class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 5.7872% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,330.3344 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through December 31, 2022

$9.3238

$9.3238

January 1, 2023 through June 30, 2023

$29.2058

$38.5296

July 1, 2023 through December 31, 2023

$30.0509

$68.5805

January 1, 2024 through June 30, 2024

$30.9204

$99.5009

July 1, 2024 through December 31, 2024

$31.8152

$131.3161

January 1, 2025 through June 30, 2025

$32.7358

$164.0519

July 1, 2025 through December 31, 2025

$33.6830

$197.7349

January 1, 2026 through June 30, 2026

$34.6577

$232.3926

July 1, 2026 through December 31, 2026

$35.6605

$268.0531

January 1, 2027 through June 30, 2027

$36.6924

$304.7455

July 1, 2027 through the Maturity Date

$25.5889

$330.3344

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend

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equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the securities constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of an underlying index on the pricing date, and, therefore (i) the value at or above which such underlying index must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying indices) and (ii) the value at or above which such underlying index must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the securities constituting the underlying indices or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of any underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $31.25 for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the

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Jump Notes with Auto-Callable Feature due November 2, 2027

Based on the Worst Performing of the NASDAQ-100® Index, the Russell 2000® Index and the Dow Jones Industrial AverageSM

Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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